Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

Dominican Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Portugal

Puerto Rico

Singapore

Slovenia

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

July 29, 2004

Contacts: Investors: Jennifer Rice (847) 295-5000, investor.relations@hewitt.com

Media: Kelly Zitlow (847) 442-7662, kelly.zitlow@hewitt.com

Hewitt Associates Reports Third Quarter Results

Company Won Two New HR BPO Clients in the Quarter

LINCOLNSHIRE, Ill. - Hewitt Associates, Inc. (NYSE: HEW), a global human resources outsourcing and consulting firm, today reported results for its fiscal 2004 third quarter ended June 30, 2004.

For the third fiscal quarter, Hewitt’s revenues (revenues before reimbursements) increased 11% to $551.8 million from $494.9 million in the comparable prior-year quarter. Outsourcing revenues increased 16%, and Consulting revenues increased 4%. Adjusting for the favorable effects of acquisitions of approximately $24 million and the net favorable effects of foreign currency translation of approximately $9 million, total Company revenues for the third quarter increased 5%. On this basis, Outsourcing revenues increased 8%, and Consulting revenues declined 1%.

“Our third quarter results were good,” said Dale L. Gifford, chairman and chief executive officer. “We won two new HR BPO clients, Outsourcing revenue growth was better than we expected, and core earnings were at the high end of our expectations. Consulting revenue growth was modestly lower than we expected, however, primarily resulting from lower retirement plan consulting in the U.K. and less demand for certain discretionary consulting projects.”

“The highlight of the third quarter was the announcement of our pending merger with Exult, which will create the global leader in the fast-growing HR BPO sector. We are excited to begin capitalizing on the strength of our combined solution and are expecting to begin realizing growth in revenues from the merger in fiscal 2005,” Mr. Gifford added. As stated previously, the Company continues to expect the merger to close around the end of its fiscal year.

With respect to his outlook for the rest of the fiscal year, Mr. Gifford stated, “With one quarter left in the fiscal year, we are narrowing our expected range for revenue growth. We now expect total Company net revenue growth for fiscal 2004 of about 11%. We reiterate our core earnings per share expectation of low $1.30s.”

Reported Earnings

Reported net income increased 13% in the third quarter to $29.9 million, $0.30 per diluted share, which included a $3.8 million pre-tax charge for the fiscal 2002 Initial Public Offering (IPO)-related grant of restricted stock to employees. In the comparable

Hewitt Associates

prior-year quarter, reported net income was $26.4 million, $0.27 per diluted share, and included a $5.6 million pre-tax charge for the one-time, IPO-related grant of restricted stock to employees.

Core Earnings

The Company presents core earnings, a non-GAAP financial measure, to provide current quarterly information on a basis that excludes pre-tax charges of $3.8 million and $5.6 million for the 2004 and 2003 third quarters, respectively, related to the amortization of the one-time, IPO-related grant of restricted stock to employees. Core earnings per share also includes the shares issued in the IPO-related grant as if they had been outstanding from the beginning of fiscal 2002.

Core earnings for the third quarter of fiscal 2004 increased 8% to $32.2 million, or $0.32 per diluted share, from $29.7 million, or $0.30 per diluted share, in the third quarter of 2003.

Business Segment Results

Outsourcing

Outsourcing net revenues increased 16% in the third quarter to $353.1 million from $304.1 million in the prior-year quarter. Adjusting for the effects of acquisitions of approximately $22 million and favorable foreign currency translation of approximately $1 million, Outsourcing revenues increased 8%. Organic growth was driven primarily by the addition of core services in benefits administration and an increase in one-time project revenue over the prior-year quarter.

Outsourcing segment income (which excludes shared services costs not allocated to segments) increased 13% to $67.1 million in the quarter, compared to $59.6 million in the prior-year quarter. Outsourcing segment margin was 19.0%, compared to 19.6% in the prior-year quarter. Improved benefits outsourcing margins—a result of continued efforts to leverage scale and technology—were offset by continued investments in the Company’s workforce management and payroll services.

As of June 30, 2004, the Company was serving 18.2 million end-user benefits participants, an increase of 10%, compared to the 16.6 million participants served at the end of the prior-year quarter. Total benefits participants for the current-year period comprises 6.3 million health and welfare participants, 6.2 million defined benefit participants and 5.7 million defined contribution participants.

During the third quarter, the Company won two new HR BPO clients, bringing the total number of HR BPO clients to six (before the addition of Exult). The Company began providing services to one of the clients, TXU Corp., on July 1, and expects to begin providing services to the sixth client during fiscal 2005.

Consulting

Consulting net revenues increased 4% in the third quarter to $198.7 million from $190.8 million in the third quarter of 2003. Adjusting for the favorable effects of acquisitions of approximately $2 million and the effects of favorable foreign currency

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translation of approximately $8 million, Consulting revenues declined 1%. On this basis, there were very small decreases to flat revenues across retirement plan consulting, health benefit management and all other consulting, primarily driven by lower retirement plan consulting in the U.K. and less demand for certain discretionary consulting projects.

Consulting segment income (which excludes shared services costs not allocated to segments) declined modestly to $36.3 million in the third quarter of 2004, compared to $36.4 million in the prior-year quarter. Consulting segment margin was 18.3%, compared to 19.1% in the prior-year quarter. The decline in margin was primarily the result of foreign earnings mix, increased costs for expanded office space and higher amortization of intangible assets than in the prior year.

Unallocated Shared Services Costs

Unallocated shared services costs were $45.4 million, 8.2% of revenues, in the third quarter of fiscal 2004, compared to $41.9 million, 8.5% of revenues in the prior-year quarter. The decline in expenses as a percentage of revenues reflects increased leverage of overhead costs.

Operating Margin

Reported total Company operating income for the quarter was $54.3 million and included $3.8 million of pre-tax expenses related to the one-time, IPO-related grant of restricted stock to employees. Total Company operating income for the prior-year quarter was $48.4 million and included $5.6 million of pre-tax expenses related to the IPO-related grant of restricted stock to employees. Adjusting for this item, on a comparable basis, total Company operating income increased 7% in the third quarter to $58.0 million from $54.1 million in the prior-year quarter. On this basis, total Company operating margin declined to 10.5% from 10.9% in the prior-year quarter. The lower margin is primarily the result of investments in the build out of the workforce management and payroll services, as well as the international benefits outsourcing business, lower Consulting margins, and increased selling, general and administrative expenses due to acquisitions.

Cash Flow and Investments

Cash flow from operations was $163.5 million for the nine months ended June 30, 2004, compared to $182.3 million for the prior-year nine-month period, a decrease of 10%. Free cash flow, defined as cash flow from operations net of cash used in investing activities ($70.4 million) but excluding cash used for acquisitions ($11.0 million), decreased 18% to $104.0 million for the current-year nine months, versus $126.1 million for the prior-year nine months. (Cash used in investing activities in the prior-year period was $119.9 million and cash used for acquisitions was $63.7 million.) The decline is primarily due to a higher annual incentive payout in the current year-to-date period related to fiscal 2003 accruals, versus a lower payout in fiscal 2003 for fiscal 2002 accruals, reflecting that Hewitt was a corporation for only four months of fiscal 2002.

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Year-to-Date Results

Net revenues for the nine-month period ended June 30, 2004 increased 12% to $1.63 billion, compared to $1.45 billion in the prior-year nine-month period. Adjusting for the favorable effects of acquisitions of approximately $78 million and favorable foreign currency translation of approximately $31 million, revenues increased 5%. On this basis, Outsourcing revenues increased 8% for the year-to-date period, and Consulting revenues declined 1%.

Reported total Company operating income for the nine-month period was $165.6 million and included $12.5 million of pre-tax expenses related to the one-time, IPO-related grant of restricted stock to employees. Total Company operating income for the prior-year nine-month period was $122.2 million and included $35.2 million of pre-tax expenses related to the IPO-related grant of restricted stock to employees. Adjusting for this item, on a comparable basis, total Company operating income increased 13% in the nine-month period, to $178.1 million from $157.4 million in the prior-year period, and operating margin increased to 10.9% from 10.8%. Improvement in benefits outsourcing margins was offset by continued investment in the workforce management and payroll offerings and acquisitions. The decline in the Consulting margin was due to foreign earnings mix, increased compensation and occupancy expenses relative to revenue growth and increased amortization of intangible assets in the current-year period.

Reported net income was $89.7 million for the nine-month period, or $0.91 per diluted share, and included a $12.5 million pre-tax charge related to the fiscal 2002 one-time, IPO-related grant of restricted stock. Reported net income for the prior-year nine-month period was $64.7 million, or $0.67 per diluted share, and included $35.2 million of pre-tax expenses related to the fiscal 2002 one-time, IPO-related grant of restricted stock. Core earnings increased 14% to $97.1 million, or $0.97 per diluted share, compared to $85.4 million, or $0.86 per diluted share, in the prior-year nine-month period.

Business Outlook

For fiscal 2004, the Company now expects total net revenue growth of about 11%. This revenue growth forecast now comprises approximately 14% growth in Outsourcing and 4%-6% growth in Consulting. The Company continues to expect core earnings per share in fiscal 2004 in the low $1.30s. Expectations for free cash flow continue to be between $160 million and $175 million.

For fiscal 2005, on a stand-alone basis, before the effects of the previously announced merger with Exult, the Company expects total net revenue growth of 6%-9%. The revenue growth forecast comprises approximately 7%-10% growth in Outsourcing and 4%-8% growth in Consulting. On this basis, the Company expects fiscal 2005 core earnings per share growth of approximately 15% and free cash flow of $175 million to $190 million.

With the addition of Exult, the Company expects revenue to increase by approximately 35% in fiscal 2005, including more than 50% growth in Outsourcing, relative to Hewitt’s expected fiscal 2004 stand-alone revenue. The transaction is expected to be dilutive to reported earnings per share by approximately 15% in fiscal 2005 and approximately 10%

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in fiscal 2006. Reported earnings per share includes expenses related to the amortization of intangible assets and one-time integration and retention costs, as well as estimated operating synergies. After excluding the amortization of intangible assets and one-time integration and retention costs, but including estimated operating synergies, the transaction is expected to be approximately 2% dilutive to core earnings per share in fiscal 2005 and neutral in 2006. (Refer to the press release dated June 16, 2004, for additional information related to the pending merger with Exult.)

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss third quarter results and the Company’s outlook for the remainder of fiscal 2004 and fiscal 2005. The live presentation is accessible through the Investor Relations section of Hewitt’s Web site at www.hewitt.com. The Webcast will be archived on the site for approximately one month. During the call, management will discuss “core earnings,” a non-GAAP financial measure. A full reconciliation of core earnings to GAAP earnings is included in this press release. This release will be posted to the Investor Relations section of www.hewitt.com.

Hewitt Associates (www.hewitt.com) is a global human resources outsourcing and consulting firm. It provides services from offices in 38 countries.

Forward-Looking Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Hewitt and Exult, including future financial and operating results, Hewitt’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Hewitt’s and Exult’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of Hewitt and Exult stockholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulations in the U.S. and internationally. Additional factors that could cause Hewitt’s and Exult’s results to differ materially from those described in the forward-looking statements can be found in Exult’s 2003 Annual Report on Form 10-K and Hewitt’s Form S-4 filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov).

Additional Information and Where to Find It

Hewitt intends to file a registration statement containing a joint proxy statement/prospectus and other relevant documents concerning the proposed merger with the SEC. Hewitt and Exult will mail the joint proxy statement/prospectus to their prospective stockholders. WE URGE INVESTORS IN HEWITT AND EXULT TO CAREFULLY READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HEWITT, EXULT AND THE PROPOSED TRANSACTION. You will be able to obtain documents filed with the SEC by Hewitt or Exult free of charge at the SEC’s Internet site (http://www.sec.gov). You may obtain documents filed with the SEC by Hewitt free of charge if you request them in writing from Investor Relations, Hewitt Associates, Inc. 100 Half Day Road, Lincolnshire, Illinois 60069, or by telephone at (847) 295-5000. You may also obtain documents filed with the SEC by Exult free of charge if you request them in writing from Exult Investor Relations, 121 Innovation Drive, Irvine, California 92612, or by telephone at (949) 856-8841.

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Interests of Participants

Hewitt and Exult, their directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Hewitt and Exult stockholders in favor of the proposed business combination. Information about the directors and executive officers of Hewitt and Exult and information about other persons who may be deemed participants in this transaction, including a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus. You can find information about Hewitt’s executive officers and directors in Hewitt’s definitive annual meeting proxy statement filed with the SEC on December 19, 2003. You can find information about Exult’s executive officers and directors in their definitive annual meeting proxy statement filed with the SEC on April 16, 2004. You can obtain free copies of these documents from Hewitt and Exult using the contact information above.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

	Three Months Ended June 30,		% Change	Nine Months Ended June 30,		% Change
	2004	2003		2004	2003
Revenues:
Revenues before reimbursements (net revenues)	$551,783	$494,886	11.5%	$1,630,082	$1,453,262	12.2%
Reimbursements	11,947	12,862	(7.1)%	43,817	40,395	8.5%

Total revenues	563,730	507,748	11.0%	1,673,899	1,493,657	12.1%

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards	358,561	318,806	12.5%	1,046,571	940,215	11.3%
Initial public offering restricted stock awards	3,790	5,649	(32.9)%	12,470	35,193	(64.6)%
Reimbursable expenses	11,947	12,862	(7.1)%	43,817	40,395	8.5%
Other operating expenses	103,378	96,511	7.1%	318,886	285,022	11.9%
Selling, general and administrative expenses	31,802	25,492	24.8%	86,507	70,612	22.5%

Total operating expenses	509,478	459,320	10.9%	1,508,251	1,371,437	10.0%

Operating income	54,252	48,428	12.0%	165,648	122,220	35.5%

Other expenses, net:
Interest expense	(4,674)	(4,856)	(3.7)%	(14,474)	(15,053)	(3.8)%
Interest income	931	670	39.0%	1,980	1,770	11.9%
Other income (expense), net	196	420	(53.3)%	(1,122)	582	n/m

Total other expenses, net	(3,547)	(3,766)	(5.8)%	(13,616)	(12,701)	7.2%

Income before income taxes	50,705	44,662	13.5%	152,032	109,519	38.8%

Provision for income taxes	20,789	18,219	14.1%	62,333	44,811	39.1%

Net income	$29,916	$26,443	13.1%	$89,699	$64,708	38.6%

Earnings per share:
Basic	$0.31	$0.28	12.2%	$0.94	$0.69	36.6%
Diluted	$0.30	$0.27	11.5%	$0.91	$0.67	36.9%

Weighted average shares:
Basic	95,933,048	95,169,772	0.8%	95,866,711	94,454,190	1.5%
Diluted	98,265,128	96,863,533	1.4%	98,046,725	96,824,437	1.3%

n/m = not meaningful

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HEWITT ASSOCIATES, INC.

CORE EARNINGS AND CORE EARNINGS PER SHARE

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

Core Earnings and Core Earnings Per Share – a non-GAAP financial measure

The Company reported net income of $30 million and $90 million, and diluted earnings per share of $0.30 and $0.91 for the three and nine months ended June 30, 2004, respectively, in accordance with accounting principles generally accepted in the United States of America. In assessing operating performance, the Company also reviews its results once all nonrecurring or offering-related adjustments made in connection with the Company’s initial public offering have been removed. We call this measure of earnings “core earnings,” a non-GAAP financial measure. We believe this measure provides a better understanding of our underlying operating performance. For the three and nine months ended June 30, 2004 and 2003, our core earnings and core EPS were:

Core Earnings and Core Earnings Per Share

	Three Months Ended June 30,		% Change	Nine Months Ended June 30,		% Change
	2004	2003		2004	2003
Income before income taxes as reported	$50,705	$44,662	13.5%	$152,032	$109,519	38.8%
Add back amortization of one-time initial public offering restricted stock awards	3,790	5,649	(32.9)%	12,470	35,193	(64.6)%

Core pretax income	$54,495	$50,311	8.3%	$164,502	$144,712	13.7%
Adjusted income tax expense (1)	22,343	20,628	8.3%	67,446	59,332	13.7%

Core net income	$32,152	$29,683	8.3%	$97,056	$85,380	13.7%

Core earnings per share:
Basic	$0.33	$0.30	8.7%	$0.99	$0.86	14.1%
Diluted	$0.32	$0.30	7.8%	$0.97	$0.86	13.5%
Core shares outstanding:
Basic (2)	98,391,725	98,702,100	(0.3)%	98,379,998	98,726,709	(0.4)%
Diluted (3)	99,722,006	99,273,491	0.5%	99,682,861	99,504,778	0.2%

(1)	Assumes an effective tax rate of 41.0%.
(2)	Shares are weighted for the time that they are outstanding as noted below. Core shares outstanding assumes that the following shares of common stock are outstanding—

For the entire period:

•	70,819,520 shares of common stock issued to Hewitt Holdings LLC for the benefit of our owners in connection with the transition to a corporate structure;
•	5,789,908 shares underlying the one-time, initial public offering restricted stock award less net forfeitures of 369,805 and 202,483 at June 30, 2004 and 2003, respectively, and 525,923 and 269,873 of treasury stock at June 30, 2004 and 2003, respectively.

Since the acquisition date, June 5, 2002:

•	9,417,526 shares issued in connection with the June 5, 2002, acquisition of the actuarial and benefits consulting business of Bacon & Woodrow.

Since the offering date, June 27, 2002:

•	11,150,000 shares of common stock issued in connection with the initial public offering weighted as of June 27, 2002;
•	1,672,500 shares of common stock issued in connection with the exercise of the over-allotment option for the initial public offering weighted as of July 9, 2002.

Throughout the periods presented:

•	16,621 and 6,137 shares of common stock, restricted stock and restricted stock units issued for Director compensation at June 30, 2004 and 2003, respectively.
•	175,637 and 15,831 shares of common stock issued to fulfill the exercise of stock options at June 30, 2004 and 2003, respectively.
(3)	In addition to the shares outstanding for core basic EPS, the dilutive effect of stock options calculated using the Treasury Stock Method as outlined in SFAS No. 128, Earnings Per Share, was 1,330,281 shares and 1,302,863 shares for the three- and nine-month periods ended June 30, 2004, respectively.

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HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

	Three Months Ended June 30,		% Change	Nine Months Ended June 30,		% Change
Business Segments	2004	2003		2004	2003
Outsourcing (1)
Revenues before reimbursements (net revenues)	$353,121	$304,095	16.1%	$1,059,195	$908,187	16.6%
Segment income	67,132	59,581	12.7%	216,717	181,628	19.3%
Segment income as a percentage of segment net revenues	19.0%	19.6%		20.5%	20.0%

Consulting
Revenues before reimbursements (net revenues)	$198,662	$190,791	4.1%	$570,887	$545,075	4.7%
Segment income	36,336	36,440	(0.3)%	94,964	102,618	(7.5)%
Segment income as a percentage of segment net revenues	18.3%	19.1%		16.6%	18.8%

Total Company
Revenues before reimbursements (net revenues)	$551,783	$494,886	11.5%	$1,630,082	$1,453,262	12.2%
Reimbursements	11,947	12,862	(7.1)%	43,817	40,395	8.5%

Total revenues	$563,730	$507,748	11.0%	$1,673,899	$1,493,657	12.1%

Segment income	$103,468	$96,021	7.8%	$311,681	$284,246	9.7%

Charges not recorded at the Segment level:
Initial public offering restricted stock awards (2)	3,790	5,649	(32.9)%	12,470	35,193	(64.6)%
Unallocated shared costs	45,426	41,944	8.3%	133,563	126,833	5.3%

Operating income	$54,252	$48,428	12.0%	$165,648	$122,220	35.5%

(1)	On June 5, 2003, the Company acquired Cyborg, and on June 15, 2003, the Company acquired substantially all of the assets of NTRC. As such, their results are included in the Company’s results from the respective acquisition dates.
(2)	In connection with the Company’s initial public offering, the Company made a one-time restricted stock grant to associates, which vests over time. As such, related expenses of approximately $4 million and $6 million were incurred in the three-month periods ended June 30, 2004 and 2003, and $12 million and $35 million were incurred in the nine-month periods ended June 30, 2004 and 2003, respectively.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except for share and per-share amounts)

	June 30, 2004	September 30, 2003
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$275,486	$227,505
Client receivables and unbilled work in process, less allowances of $20,706 at June 30, 2004 and $15,011 at September 30, 2003	478,448	461,430
Prepaid expenses and other current assets	56,691	46,496
Deferred income taxes, net	8,948	8,948

Total current assets	819,573	744,379

Non-Current Assets
Deferred contract costs	147,254	138,475
Property and equipment, net	223,712	237,476
Capitalized software, net	81,522	95,054
Other intangible assets, net	109,497	107,540
Goodwill, net	291,252	259,294
Other assets, net	29,270	21,937

Total non-current assets	882,507	859,776

Total Assets	$1,702,080	$1,604,155

LIABILITIES

Current Liabilities
Accounts payable	$18,746	$14,508
Accrued compensation and benefits	143,779	147,821
Accrued expenses	120,520	103,520
Advanced billings to clients	101,333	107,247
Short-term debt and current portion of long-term debt	14,514	33,000
Current portion of capital lease obligations	3,507	6,602
Employee deferred compensation and accrued profit sharing	39,182	47,583

Total current liabilities	441,581	460,281

Long-Term Liabilities
Debt, less current portion	121,197	135,563
Capital lease obligations, less current portion	80,851	83,191
Deferred contract revenues	116,595	118,167
Other long-term liabilities	74,091	69,468
Deferred income taxes, net	46,974	47,424

Total long-term liabilities	439,708	453,813

Total Liabilities	$881,289	$914,094

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HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(Dollars in thousands, except for share and per-share amounts)

STOCKHOLDERS’ EQUITY

	June 30, 2004	September 30, 2003
	(Unaudited)
Stockholders’ Equity
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 31,456,211 and 30,463,187 shares issued and outstanding, as of June 30, 2004 and September 30, 2003, respectively	$315	$305
Class B common stock, par value $0.01 per share, 200,000,000 shares authorized, 62,582,704 and 63,420,466 shares issued and outstanding as of June 30, 2004 and September 30, 2003, respectively	626	634
Class C common stock, par value $0.01 per share, 50,000,000 shares authorized, 4,519,719 and 4,603,915 shares issued and outstanding as of June 30, 2004 and September 30, 2003, respectively	45	46
Restricted stock units, 123,615 and 173,998 units issued and outstanding as of June 30, 2004 and September 30, 2003, respectively	2,137	3,302
Additional paid-in capital	632,906	627,329
Cost of common stock in treasury, 525,923 and 270,294 shares of Class A common stock as of June 30, 2004 and September 30, 2003, respectively	(13,389)	(6,164)
Retained earnings	161,285	71,586
Unearned compensation	(31,822)	(45,534)
Accumulated other comprehensive income	68,688	38,557

Total stockholders’ equity	820,791	690,061

Total Liabilities and Stockholders’ Equity	$1,702,080	$1,604,155

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Nine Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$89,699	$64,708
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	56,555	56,846
Amortization	32,015	24,786
Initial public offering restricted stock awards	11,313	30,847
Director stock remuneration	220	75
Deferred income taxes	(450)	24,014
Changes in operating assets and liabilities:
Client receivables and unbilled work in process	(16,769)	(2,288)
Prepaid expenses and other current assets	(8,311)	1,389
Deferred contract costs	(9,117)	(8,705)
Accounts payable	3,948	(9,168)
Accrued compensation and benefits	(6,231)	7,360
Accrued expenses	21,952	(3,436)
Advanced billings to clients	(5,899)	11,786
Deferred contract revenues	(1,554)	3,780
Employee deferred compensation and accrued profit sharing	(8,433)	(19,386)
Other long-term liabilities	4,523	(260)

Net cash provided by operating activities	163,461	182,348

Cash flows from investing activities:
Additions to property and equipment	(39,701)	(27,379)
Cash paid for acquisitions and transaction costs, net of cash received	(10,951)	(63,697)
Increase in other assets	(19,740)	(28,861)

Net cash used in investing activities	(70,392)	(119,937)

Cash flows from financing activities:
Proceeds from the exercise of stock options	2,691	303
Short-term borrowings	15,946	1,016
Repayments of short-term borrowings	(38,554)	(14,637)
Repayments of long-term debt	(13,000)	(9,238)
Repayments of capital lease obligations	(5,636)	(8,045)
Purchase of Class A common shares into treasury	(7,225)	(6,153)
Payment of offering costs	—	(796)

Net cash used in financing activities	(45,778)	(37,550)

Effect of exchange rate changes on cash and cash equivalents	690	1,574

Net increase in cash and cash equivalents	47,981	26,435

Cash and cash equivalents, beginning of period	227,505	136,450

Cash and cash equivalents, end of period	$275,486	$162,885

Supplementary disclosure of cash paid during the period:
Interest paid	$15,622	$14,120
Income taxes paid	$43,195	$33,251

Hewitt Associates	12